Exhibit 10.1

LEASE AGREEMENT

Made and entered into this 17 day of April, 2013

BETWEEN: David Novak (hereinafter referred to as the “Lessor”)

AND: Vetro, Inc. (hereinafter referred to as the “Lessee”)

(the Lessor and the Lessee hereinafter collectively referred to as the “Parties”)

PREAMBLE

WHEREAS the Lessor is the owner of a property where is located, among others, a retail space for rent;

WHEREAS the Lessee wishes to lease from the Lessor the said retail space and the Lessor agrees to rent the said retail space to the Lessee, subject to the following terms and conditions;

WHEREAS the Parties with to evidence their agreement in writing;

WHEREAS the Parties are vested with the power and duly qualified to enter into and perform this agreement;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. PREAMBLE

The preamble hereto shall form an integral part hereof.

2. OBJECT

2.1 Leased Premises

The Lessee agrees to lease form the Lessor a retail space (hereinafter referred to as the “Leased Premises”), which complete address is as follows:

Nerudova 231/51, Prague, Czech Republic 11800

2.2 Area and Location

The Leased Premises area covers approximately 8 (eight) square meters. The Leased Premises is located on the first floor of the building.

2.3 Term

This Agreement shall be for a term of two (2) years, starting on September 1, 2013 and ending on August 31, 2015.

3. CONSIDERATION

The Lessee shall pay rent to the Lessor:

a. For the first year of this agreement: an amount of $4,800 dollars plus applicable taxes payable in advance on the first day of every month, in twelve (12) equal and consecutive installments of $400 each plus applicable taxes.

b. For the second year of this agreement: an amount of $6,000 dollars plus applicable taxes payable in advance on the first day of every month, in twelve (12) equal and consecutive installments of $500 each plus applicable taxes.

c. A late charge of $10 per day shall be paid as additional rental for any rental payment delivered or received more than three (3) days after the first day of any calendar month during the term of this lease.

1. POSSESSION

Lessor promises to place Lessee in peaceful possession of the Premises, and Lessee, by taking possession of the Premises, will have acknowledged that the Premises are in satisfactory and acceptable condition.

2. USE

Lessee shall use the Premises for producing and selling crepes and shall not use or permit the Premises to be used for any other purpose.

3. COMPLIANCE WITH LAW

Lessee agrees to observe all laws and governmental regulations applicable to its use of the Premises, together with all reasonable rules and regulations that may be promulgated by Lessor from time to time.

4. ALTERATIONS BY LESSEE

Lessee agrees to make no alterations to the Premises without the prior written consent of the Lessor.

5. HAZARDS

Lessee shall not use the Premises, nor permit them to be used, for any purpose which shall increase the existing rate of insurance upon the Building, or cause the cancellation of any insurance policy covering the Building, or sell or permit to be kept, used, or sold in or about the Premises, any article that may be prohibited by Lessor's insurance policies.

a. Lessee shall not commit any waste upon the Premises, nor cause any public or private nuisance or other act that may disturb customers and other tenants, nor shall Lessee allow the Premises to be used for any improper, immoral, unlawful, or unsafe purpose, including, but not limited to, the storage of any flammable materials.

b. Nor shall Lessee use any apparatus, machinery or device in or on said Premises that shall make any noise or cause any vibration that can be detected by other tenants or customers, or that shall in any way be a detriment to the Building.

6. LESSOR'S RIGHT TO INSPECT

Lessee agrees to permit Lessor and its authorized representatives to enter the Premises at all reasonable times during usual business hours for the purpose of inspection, or for the making of any necessary repairs for which the Lessor is responsible or feels necessary for the safety and preservation of the Premises or for the performance of any work on the premises that may be necessary to comply with any laws or regulations of any public authority

7. FIXTURES AND PERSONAL PROPERTY

Any trade fixtures, equipment, or personal property permanently installed in or permanently attached to the Premises or Building by or at the expense of Lessee shall be and remain the property of Lessee, including Lessee's lighted sign, and Lessor agrees that Lessee shall have the right to remove any and all of such property prior to the expiration or termination of this Lease Agreement, so long as no default exists under this Lease.  Lessee agrees that it will, at its expense, repair any damage occasioned to the Premises by reason of the removal of any of its trade fixtures, equipment, or other permanently affixed personal property as described above.

8. UTILITIES

Lessor agrees to provide, at its expense, to or for the Premises, adequate heat, electricity, water, air conditioning, ventilation, replacement light tubes, trash removal service, and sewage disposal service, in such quantities and at such times as is necessary to Lessee's comfortable and reasonable use of the Premises.

9. DESTRUCTION OF PREMISES

If at any time during the term of this lease, the Premises or any part of the Building shall be damaged or destroyed by fire in a way that does not render the premises unfit for the conduct of Lessee's business or that does not injure Lessee's business, Lessor shall promptly and through the exercise of reasonable diligence repair the damage and restore the premises, at Lessor's expense, to the condition in which the premises existed immediately prior to the damage or destruction.  In such case there shall be no abatement of rent.

10. REDELIVERY OF PREMISES

Lessee agrees to redeliver to Lessor the physical possession of the Premises at the end of the term of this Lease, or any extension of this Lease, in good condition, excepting reasonable wear and tear.

11. HOLDING OVER

Any holding over after the expiration of the term of this lease shall be deemed to constitute a tenancy from month to month only, and shall be on the same terms and conditions as specified in this Lease.

12. OPTION TO RENEW

Lessee is hereby given an option to renew this lease for an additional term of two (2) years by giving the Lessor written notice on or before ninety (90) days before the expiration of the primary term of this lease.  The renewal lease is to be upon the same terms, covenants, and conditions contained in this Lease except as to Rent as provided in Paragraph 3 above.

13. MODIFICATION.

The parties hereby agree that this document contains the entire agreement between the parties and this Agreement shall not be modified, changed, altered or amended in any way except through a written amendment signed by all of the parties hereto.

/S/ Tatiana Fumioka

LESSEE

/S/ David Novak

LESSOR

3